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                                                                    EXHIBIT 10.1

                            VOLUME PURCHASE AGREEMENT

This agreement ("AGREEMENT") dated September 29, 2000 ("EFFECTIVE DATE") between GLENAYRE ELECTRONICS, INC., a Colorado corporation with its principal offices at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, USA ("GEI") and WebLink Wireless, Inc, a Delaware corporation, ("CUSTOMER") with its principal offices at 3333 Lee Parkway, Dallas, TX 75219, consists of the General Terms and Conditions ("GTC") below and the following exhibits ("EXHIBITS"): A - Definitions; B - Software for Capacity Enhancement on WebLink's ReFLEX Network; C - Training; D - Payment Instructions; E - Software License; F - Warranty; and G - Software Commitments

                          GENERAL TERMS AND CONDITIONS

GEI manufactures or supplies paging terminals, radio transmitters and various other products and provides certain services related to the design, installation, maintenance and support of the products. Customer desires to purchase certain of those products. GEI is willing to sell certain products at a discount from their standard price in exchange for Customer's assistance in testing of the products and software and volume commitment, provided Customer purchases sufficient quantities of those products in order for GEI to manufacture those products at reduced costs through economies of scale, such as lower costs of components, greater efficiency of production and improved long-term planning. Customer will provide GEI periodic forecasts of Customer's product purchases to enable GEI to achieve economies of scale and to meet Customer's desired delivery schedule.

In consideration of the covenants and promises in the Agreement, Customer and GEI agree as follows:

1. DEFINITIONS AND CONFLICTS. Capitalized terms used in this Agreement and not defined within have the meanings set forth in Exhibit A. The GTC and the Exhibits are integral parts of the Agreement. In the event of an unavoidable conflict between the GTC and the terms in any Exhibit, the terms in the Exhibit shall control.

2.       PURCHASE OF EQUIPMENT AND SERVICES AND LICENSING OF SOFTWARE.

         2.1. During the Term and in accordance with the terms and conditions of the Agreement, GEI agrees to sell Equipment and Services and to license Software to Customer. All such items that may be purchased or licensed by Customer are listed in GEI's Equipment and Software current price book that may be modified from time to time by GEI in its reasonable discretion, or in Exhibit B (Software for Capacity Enhancement on WebLink's ReFLEX Network). GEI will provide Customer with the most current price book upon request by Customer. For each item of Software supplied to Customer by GEI, GEI grants to Customer the licenses set forth in Exhibit E (Software License) subject to the terms and conditions also set forth therein. GEI has made additional Software commitments to Customer as set forth in Exhibit H (Software Commitments).

         2.2. Customer agrees to purchase Equipment and Services and to license the Software by issuing signed purchase orders itemizing the description, price, quantity (including number of users or ports, if applicable, for Software licenses), Designated System (if applicable), Customer Premises, Site location, "ship-to" location, any additional locations as required in Section 4.7 herein, and proposed delivery time for each item of Equipment, Software or Service ordered. All purchase orders shall indicate that items are purchased or licensed pursuant to the terms and conditions of this Volume Purchase Agreement Contract #6706 dated September 29, 2000. GEI shall acknowledge and accept the purchase order by signing an order acknowledgement. All orders shall be governed by the terms and conditions of this Agreement. Any provision in a purchase order that conflicts with or attempts to modify this Agreement shall have no effect. Neither party is obligated to notify the other party that such terms and conditions do not apply. Any



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                  modification to a term as set forth in this Agreement must be agreed to, in a separate writing, signed by each party's authorized personnel.

         2.3. Enterprise-wide License. During the Term and in accordance with, and subject to, the terms and conditions of the Agreement, Customer agrees to purchase and GEI agrees to grant:

                  (1) an Enterprise-wide license for Capacity Enhancement Channels (ReFLEX25 2.7) pursuant to the terms of Exhibit E (Software License) which shall survive the expiration of this Agreement and continue in effect only for so long as the Software License associated with the Capacity Enhancement Channels continues. The marginal cost of additional capacity enhancement channels will be ******; provided, however, Customer acknowledges and agrees that this enterprise-wide license applies only to ****** provided to Customer and that Customer shall pay hardware costs (transmitters, receivers, etc.) and other software charges (GL3000 subscriber upgrades, RFD node charges etc.) for any additional charges associated with the use of Capacity Enhancement Channels at prices to be mutually agreed upon by the parties,

                              and

                  (2) an Enterprise-wide license for Landing Strip Channels pursuant to the terms of Exhibit E (Software License) which shall survive the expiration of this Agreement and continue in effect only for so long as the Software License associated with the Landing Strip Channels continues. Customer acknowledges and agrees that this enterprise-wide license applies only to ****** and that Customer shall pay hardware costs and other software charges for any additional charges associated with use of Landing Strip Channels at prices to be mutually agreed upon by the parties.

                  ****** During the Term, Customer shall be allowed to purchase additional licenses for the prices included in this Agreement.

         2.4. For a fee agreed upon in advance, GEI, at Customer's request, shall reconfigure the Equipment or Software.

         2.5.     Delay or Cancellation of Order and Early Shipments.

                  (a) Delay of Order. At no charge to Customer, GEI shall permit Customer to request a one time delay of all or any part of a purchase order for Equipment, Software or Services for no greater than 30 days from its originally scheduled shipment date. If Customer requests delay for the same Equipment, Services or Software more than one time or the requested delay date exceeds 30 days from its originally scheduled shipment date, then the request shall be treated as a cancellation and shall be subject to the terms and conditions of Section 2.5(b). If Customer requests such one-time delay, any associated shipment dates for the items delayed, including those shipment dates with penalties attached to them pursuant to Section
                           3.2 below, shall be extended to reflect the number of days delayed.

                  (b)      Cancellation of Order.

                           (i)      Early Cancellation. At no charge to
                                    Customer, GEI shall permit Customer to
                                    cancel all or part of a purchase order for Equipment, Software or Services, provided
                                    (a) Customer requests such cancellation in writing, (b) GEI receives the written cancellation request at least ninety (90) days prior to the scheduled shipping date; and (c) GEI receives such written cancellation request by Customer no greater than thirty (30) days from the date GEI received the purchase order which is being partially or fully canceled by Customer's cancellation request.



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                           (ii)     Late Cancellation. If Customer fails to
                                    comply with the requirements set forth in Subsection 2.5(b)(i), GEI shall charge and Customer agrees to pay a restocking fee of fifteen percent (15%) of the price of all Equipment, Services or Software that is canceled, plus all costs incurred by GEI due to GEI's return of (or inability to return) Equipment or Software supplied by third party vendors.

                  (c) Early Shipments. Customer acknowledges and agrees that GEI may ship an order up to ten (10) days in advance of the proposed shipment date.

3.       SHIPMENT AND DELIVERY.

         3.1. Shipment. GEI shall (a) arrange shipping and insurance and shall bill Customer separately for the cost of such items and
                  (b) ship each item of the Equipment and Software FOB GEI's location that supplied or assembled the Equipment or Software. Delivery, for purposes of this Agreement, including, without limitation, Section 3.2 below, shall be deemed to have occurred when the Equipment or Software is received by the carrier pursuant to the FOB terms of this Section 3.1.

         3.2. Penalties. If GEI fails to deliver the Software items identified in sections (a) or (d) of Exhibit G pursuant to the dates established in those respective sections, then GEI shall pay Customer penalties in the amount of one thousand dollars ($1,000) per release (beta or commercial) per business day that delivery is late, provided Customer has not caused the delay. The total penalty for each Software item shall not exceed ten percent (10%) of the purchase price for each Software item. In no event shall the delivery of any other Equipment or Software under this Agreement be subject to any penalties. GEI shall pay penalties in the form of credits applied against the amount owed by Customer for the purchase of the Software giving rise to the penalty. These penalties shall be Customer's sole and exclusive remedy as it relates to GEI's obligations in this Section 3.2.

         3.3. Acceptance. Acceptance of the Equipment and Software shall not be unreasonably withheld and shall be deemed to have taken place on the earliest to occur of: (a) thirty (30) days, plus an additional four (4) days for shipment of the Equipment or Software to Customer, have elapsed since the date of delivery of the Equipment and Software pursuant to Article 3, without Customer having given to GEI a written notice of a defect, or
                  (b) Customer notifies GEI in writing that Customer accepts the Software, or (c) immediately upon Customer's commercial use of the Software and Equipment in a fashion whereby Customer is or would be entitled to receive any revenue from such use. If Customer rejects the Software during the thirty (30) day period after delivery of the Equipment and Software, it shall provide written notice to GEI of the Defect in sufficient detail to permit GEI to replicate the Defect, whereupon GEI shall have thirty (30) days within which to remedy the Defect and resubmit the Equipment and Software. Customer shall have a fifteen (15) day period commencing on the date of such resubmission within which to accept or reject the Software in accordance with the procedures set forth above. If GEI cannot resubmit the equipment or software within a reasonable time, or if GEI cannot remedy the Defect after repeated efforts over a period of at least sixty (60) days after the Equipment or Software is resubmitted to Customer, then either party may terminate that purchase order and the Equipment and Software shall be returned; provided, however, Customer shall be deemed to have purchased such Equipment and Software for purposes of calculating Customer's volume commitment in Section 5.1. GEI shall, within sixty (60) days upon return of the Equipment or Software, (1) credit Customer's account, in the amount of any purchase price actually paid, previously to GEI by Customer, if Customer has any amounts owed to GEI; and, (2) if no outstanding amounts are owed, then reimburse Customer for any purchase price paid with respect to such Equipment or Software rejected by Customer in accordance with the terms of this
                  Section 3.3. Upon return of the Equipment or Software and payment of any related reimbursement, neither party shall bear any further liability or obligation for such Equipment or Software.



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         3.4.     Returns and Shortages

                  (a) Shortages. Customer shall make any claim for shortages (items invoiced but not delivered) promptly upon discovery. In no case shall Customer make such claims later than thirty (30) days after the delivery date.

                  (b) Returns for Non-Defective Items. Customer may return non-defective Equipment or Software only if (i) the shipment does not correspond to Customer's purchase order or (ii) Customer orders the wrong Equipment or Software and GEI agrees to exchange the delivered Equipment or Software for different GEI equipment or software. To return Equipment or Software, Customer shall first obtain a return authorization, including a tracking number and return address. Each item of Equipment or Software being returned by Customer shall have affixed to it a label showing the tracking number of the return authorization. Customer shall not return Equipment and Software under this Subsection 3.4(b) unless the returned items are in undamaged condition, in the original configuration, and where appropriate, in the original packing. Customer shall return Equipment or Software authorized for return under this Subsection 3.4(b) within thirty (30) days after the item is delivered. GEI shall be responsible for shipping, insurance and other expenses incurred in returning Equipment or Software not corresponding to Customer's purchase order; otherwise, Customer shall be responsible for such charges.

                  (c) Credits. Provided Customer complies with the requirements set forth in Subsection 3.4(b), GEI shall issue credits for returned items by issuing Customer a credit for the net sales price of the returned Equipment or Software plus the original shipping and insurance as shown on the applicable invoice within sixty (60) days of the return of the Equipment or Software. If Customer fails to comply with the requirements set forth in Subsection 3.4(b), GEI shall have no obligation to issue a credit for non-defective returned Equipment or Software and Customer shall pay the full invoice amount.

                  (d) Defective Equipment and Software. The return of defective items supplied hereunder by GEI shall be in accordance with such terms and conditions set forth in the Warranty attached hereto as Exhibit F.

4.       PRICES AND PAYMENT TERMS.

         4.1. License Fees. In consideration of the undertakings of GEI and the licenses granted herein, GEI agrees to invoice Customer and Customer agrees to pay to GEI the license fees for the Software in the amounts and at the times specified in this Agreement, unless other financing arrangements have been agreed upon and signed in writing by GEI and Customer. The current prices for Software licenses are indicated on Exhibit B; however, subject to the provisions of Section 5.4 herein GEI reserves the right to modify GEI's prices for such items at any time and from time to time without notice. GEI will provide Customer with the most current price book upon request.

         4.2. Equipment. In consideration of the sale of the Equipment (if any) by GEI under this Agreement, GEI agrees to invoice Customer and Customer agrees to pay to GEI the fees for the Equipment determined in accordance with this Agreement, unless other financing arrangements have been agreed upon and signed in writing by GEI and Customer. The current prices for items of Equipment are indicated in the Equipment and Software price book; however, subject to the provisions of Section 5.4 herein, GEI reserves the right to modify GEI's prices for such items at any time and from time to time without notice. GEI will provide Customer with the most current price book upon request.

         4.3. Customization Fees. If Customer requests GEI to customize the Equipment or Software, then Customer and GEI shall enter into a separate agreement which sets forth the terms, conditions and pricing related to such customization. Unless otherwise provided in an agreement signed by a GEI officer, GEI shall solely own all intellectual property rights to all customization of the Equipment or Software, except, if applicable, the customization shall be licensed in accordance with the Software License. For avoidance of doubt, GEI shall have no ownership interest in third party equipment as provided to GEI by Customer.

         4.4.     Payment Terms.



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                  ******

         4.5 Payment Dispute Process. If Customer disputes any invoice amount in good faith, then Customer shall do the following ("PAYMENT DISPUTE PROCEDURE") within thirty (30) days of Customer's receipt of such invoice: (a) pay GEI the undisputed amount of the invoice; and (b) provide GEI's Credit Department a detailed written description of the disputed amount and the basis for Customer's dispute with such amount. GEI may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted on any unpaid amounts, unless such amounts are ultimately determined not due in accordance with the Payment Dispute Procedure. Customer shall cooperate with GEI in resolving disputed invoice amounts and then promptly paying amounts due, if any. Customer shall reimburse GEI for all reasonable collection expenses. If Customer fails to follow the Payment Dispute Process as set forth in this Section 4.5 for any invoice, then such invoice shall be considered an undisputed invoice.

         4.6 Taxes. Prices represented herein and on all notifications issued by GEI pursuant to this Agreement are exclusive of all government excise, sales, service, use, occupational, or like taxes and, accordingly, are subject to an increase equal in amount to any tax GEI may be required to collect or pay upon the licensing, delivery or installation of the Equipment, Software or Services provided hereunder. Unless Customer provides GEI with a valid resale exemption certificate prior to shipment of the Equipment or Software or the performance of the Service, Customer is responsible for payment of any taxes resulting from or imposed upon this Agreement, the Software or the Equipment delivered hereunder, except taxes based on GEI's net income.

         4.7      Security Interest. Intentionally Deleted.

         4.8 Credit Facility. The Parties agree that only the Purchase Orders received by GEI after June 13, 2000 and before August 1, 2000, which indicated that payment terms were subject to this Agreement, shall be financed under the Promissory Note and Security Agreement between the parties (dated March 21,
                  1997) ("Promissory Note"). In no event shall the aggregate amount of the Purchase Orders to be financed pursuant to the Promissory Note exceed ten million dollars ($10,000,000).

5.       PRICING AND COMMITMENTS.

         5.1 Volume Commitment. Customer agrees to purchase or license from GEI a minimum amount of Equipment and Software in the quantities and time frame as detailed in the table below:

                  ******

         5.2 Volume Purchase Discount. Provided Customer is not delinquent on any of its obligations under the Agreement at the time of shipping an order, unless in dispute pursuant to Section 4.5 (Payment Dispute Process) herein, GEI shall give Customer a discount off the price of GEI-manufactured infrastructure Equipment and GEI-owned Software. For the 2001 calendar year (January 1, 2001 - December 31, 2001), . For the 2001 calendar year (January 1, 2001 - December 31, 2001), the amount of the discount shall be determined based upon the ******. Beginning January 1, 2002(and on January 1st for each renewal year thereafter), the amount of the discount offered to Customer for the subsequent calendar year shall be based upon Customer submitting to GEI a twelve-month "good faith" forecast of purchase volume for that year for purchases of all GEI manufactured or distributed equipment or software by Customer. After an evaluation by both Parties of the probable purchase volumes forecast by Customer, GEI shall provide the applicable discount rate to Customer per the chart below. Additionally, on or before the first working day of each calendar quarter, Customer shall provide GEI with a "good faith" forecast of purchase volume during the next six-month period. Customer shall promptly provide GEI with revised "good faith" forecasts upon the reasonable conclusion by either party that adjustments are necessary to the prior forecast provided to GEI. Promptly at the end of each



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                  calendar year or the Term (if applicable) (but within thirty
                  (30) days after the end of the calendar year, the parties shall "settle up" with each other. If Customer did not purchase and pay at the purchase volume levels forecast for that preceding calendar year which would have resulted in Customer obtaining a lesser discount level, Customer shall owe to GEI a Recapture Amount, which shall be equal to the difference between the prices charged by GEI to Customer based on Customer's forecast and the prices GEI would have charged Customer based on actual purchase volume for the year. If Customer purchases and pays for more than the purchase volume forecast for the year and Customer would have been eligible for a higher discount level, GEI shall owe to Customer a Volume Credit, which shall be equal to the difference between the prices Customer was charged and the applicable higher discount level.. GEI shall pay the Volume Credit to Customer, or Customer shall pay the Recapture Amount to GEI, as the case may be, by adjusting the current year's discount level (based on the forecast in accordance with the process described above) by applying the highest discount level (if GEI owes Customer a Volume Credit) or the lowest discount level (if Customer owes GEI a Recapture Amount) provided for in the Purchase Discount level listed in the table below, until GEI has been paid the entire Recapture Amount or has paid the entire Volume Credit, as the case may be. Customer shall be responsible for issuing purchase orders or amending previously-issued purchase orders to reflect the Recapture Amount or Volume Credit adjustments discussed in the preceding sentence. For avoidance of doubt, the party owing the Recapture Amount or Volume Credit payable under this Agreement, as the case may be, shall immediately pay in full to the other party such amount upon the termination or expiration of this Agreement; provided, however, GEI may set off against any other monies owed by Customer to GEI.

                  The following tables sets forth the volume purchase levels and the applicable discounts available depending on the year in which the Equipment is invoiced:

                  For Equipment invoiced on or before 12/31/2000, the discount shall be as follows:

                  ******

                  For Equipment shipped on or after 01/01/2001 the Volume discount shall be as follows:

                  ******

         5.3      ******

         5.4      ******

6.       TRAINING AND SUPPORT.

         6.1 Training. Upon Customer's request and payment of the applicable fees, GEI shall provide the training services requested by Customer at a mutually agreeable location and time. Training classes and pricing are attached as Exhibit "C" to this Agreement. Training class fee paid by Customer to GEI, including, without limitation, those fees paid by Customer to GEI related to the Trainer Qualification Program, shall contribute to the Volume Purchase requirements of Customer.

         6.2      Maintenance and Support.

                  a) GEI will provide Customer with warranty Defect support, subject to and in accordance with the terms and procedures set forth in Exhibit F (Warranty) for the Warranty Period. If Customer desires additional support, Customer shall enter into GEI's standard maintenance agreement, as in effect from time to time (the "MAINTENANCE AGREEMENT"). Customer acknowledges that if the parties are unable to reach accord on the terms and provisions of the Maintenance Agreement, then Customer shall be responsible for all such maintenance and support except as set forth specifically in this Agreement for warranty Defects.



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                  b)       Notwithstanding Section 6.2(a) above, in
                           consideration for the Software Enterprise-wide licenses purchased by Customer pursuant to Section
                           2.3 above, GEI shall provide software maintenance, limited to annual maintenance releases and bug fixes, and telephone support on the Radio Frequency Director
                           (RFD) ******, at no charge to Customer. For the avoidance of doubt, such "no charge" maintenance shall not include Software Feature Keys or additional functionality not previously licensed by Customer. ******, GEI shall offer Customer, as mutually agreed upon in a separate agreement, ongoing maintenance and support on the Equipment and Software at the then published rate. The maximum annual increase in GEI's published list price for Glenayre Care maintenance provided in accordance with GEI's then standard terms and conditions shall be ******

         6.3 Reimbursement of Expenses. Customer shall reimburse GEI for all reasonable expenses, unless these expenses are in dispute pursuant to Section 4.5 (Payment Dispute Process) herein, incurred by GEI in providing training and support services beyond those described in this Article 6 as "no charge" items, as invoiced by GEI.

7.       LIMITED WARRANTY; LIMITATION ON REMEDIES.

         7.1 Subject to the terms and conditions of the Agreement, the Software and Equipment is warranted in accordance with the terms and conditions set forth in Exhibit F (Warranty). GEI does not represent or warrant that Customer's use of the items provided hereunder by GEI shall be uninterrupted or error-free or that all program defects in the Software shall be corrected.

         7.2 Limitations; Remedies. GEI's entire liability and Customer's exclusive remedy as to Defects, or any other performance or nonperformance by GEI of its obligations hereunder shall be the warranties and remedies as set forth in this Article 7, regardless of the theory of claim or form of action. THE WARRANTIES MADE IN SECTION 7.1 ARE THE ONLY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THAT ARE MADE BY GEI, AND GEI DISCLAIMS ALL OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE, THE EQUIPMENT OR ANY OTHER ITEMS OR SERVICES PROVIDED HEREUNDER. NEITHER GEI NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF EQUIPMENT, SOFTWARE OR SERVICES PROVIDED HEREUNDER SHALL BE LIABLE FOR DAMAGES ARISING FROM ANY MODIFICATIONS MADE BY CUSTOMER OR ANY THIRD PARTY.

         7.3 NO OTHER DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL GEI OR CUSTOMER OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF EQUIPMENT, SOFTWARE OR SERVICES PROVIDED HEREUNDER BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING FROM OR RELATED TO THE DELIVERY, USE OR PERFORMANCE OF THE EQUIPMENT OR SOFTWARE OR THIS AGREEMENT REGARDLESS OF TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, WHETHER SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.4 IN NO CASE SHALL GEI'S AGGREGATE LIABILITY FOR ALL MATTERS ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED THE LESSER OF (1) THE AMOUNT ACTUALLY RECEIVED BY GEI UNDER THIS AGREEMENT FOR THE TWELVE (12)



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                  MONTHS PRIOR TO THE CLAIM OF DAMAGE OR LOSS OR (2) FIVE
                  MILLION DOLLARS ($5,000,000).

         7.5 Customer acknowledges that the limitations of liability and remedies set forth herein represent bargained-for allocations of risk, and GEI's prices reflect the allocations of such risk. However, if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any parts of the working thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

8.       INDEMNIFICATION.

         8.1      Infringement.

                  (a) Defense. In the event of any claim or allegation against Customer of infringement or misappropriation of United States patent, copyright, trade secret, or mask work rights by reason of the use by Customer of the GEI-manufactured Equipment or GEI-owned Software as permitted hereunder and provided that Customer provides GEI prompt and timely written notice of the claim or allegation, GEI will, at its expense, defend such claim, and pay any costs, expenses and damages actually awarded in connection therewith, including the fees and expenses of the attorneys engaged by GEI for such defense. GEI shall have the sole and exclusive authority to defend and/or settle any such claim or action. For purposes of Sections 8.1 (and all subsections) and 8.2 (and all subsections) herein, "GEI-manufactured Equipment" and "GEI-owned Software" specifically excludes any third party Equipment or Software. However, GEI agrees to cooperate and assist Customer in defending third party infringement claims against Customer that may arise under this Agreement, but Customer shall be solely responsible for its own defense costs and any damages awarded or incurred as a result of such third party infringement claims.

                  (b) Certain Actions in Response to Infringement. Upon GEI's sole determination, or if use of any GEI-manufactured Equipment or GEI-owned Software is prohibited, GEI, at its election shall, at its own cost and expense, either (a) procure for Customer the right to continue the use of such GEI-manufactured Equipment or GEI-owned Software; (b) modify the GEI-manufactured Equipment or GEI-owned Software, in such a way that the use thereof does not infringe upon the rights of third parties; but has similar functionality; or (c) terminate this Agreement by notice to Customer and refund to Customer the a pro-rata amount of the license fees paid by Customer for the infringing (or potentially infringing) GEI-manufactured Equipment or GEI-owned Software, based on a 5-year amortization schedule.

         8.2      LIMITATION OF INDEMNIFICATION FOR GEI.

                  (a) No Liability. GEI shall have no liability or obligation hereunder with respect to any infringement claim (or defense thereof) if such infringement is caused by (i) compliance with designs, guidelines, plans or specifications of Customer or any third party (including, without limitation, any customized version GEI-manufactured Equipment or GEI-owned Software); (ii) a modification made by any party other than GEI; (iii) use of GEI-manufactured Equipment or GEI-owned Software in an application or environment other than as specified in the Documentation; (iv) use of a non-current version if the current version is non-infringing; or (v) the combination, operation or use of any GEI-manufactured Equipment or GEI-owned Software with other product(s) not supplied by GEI. Customer agrees to indemnify and hold harmless GEI from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable

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                           attorneys fees and expert fees, arising out of any of
                           the circumstances stated in this Paragraph 8.2(a).

                  (b) ENTIRE LIABILITY. THIS ARTICLE 8 STATES GEI'S ENTIRE LIABILITY AND OBLIGATION, WHETHER STATUTORY, CONTRACTUAL, EXPRESS, IMPLIED OR OTHERWISE, FOR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 8 SHALL NOT BE LIMITED BY THE TERMS OF ARTICLE 7 HEREUNDER.

         8.3 By Customer. Except where GEI is obligated to indemnify Customer under Section 8.1, and without limiting any other obligation of Customer to indemnify GEI hereunder, (i) Customer shall indemnify, defend and hold GEI harmless from any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or in connection with Customer's use of the items supplied hereunder by GEI and (ii) Customer shall have the sole and exclusive authority to defend and/or settle any such claim or action.

9.       OWNERSHIP RIGHTS.

         9.1 Ownership. Except as explicitly provided otherwise in this Agreement, all right, title and interest, including all copyright, trademark, trade secret and patent rights in the Software, Equipment, Documentation and any other items supplied by GEI under this Agreement shall be owned exclusively by GEI or its third-party licensors or suppliers.

         9.2 No Decompilation. Customer shall not decode, reverse engineer, reprint, transcribe or reproduce, in whole or in part, any Software or Documentation supplied under this Agreement for any reason, including, but not limited to, in an attempt to obtain the source code of any Software supplied by GEI to Customer.

10.      CONFIDENTIAL INFORMATION.

         10.1 Confidentiality. Customer and GEI shall each safeguard the other's Confidential Information in the same manner as it safeguards its own valuable Confidential Information. The parties each agree that the amount of license or other fees payable hereunder, and the payment terms, shall be deemed Confidential Information for purposes of this Article 10. Each party acknowledges that the disclosing party's Confidential Information constitutes such party's valuable Confidential Information and trade secrets. Each party expressly agrees and acknowledges that it is entering into this Agreement, and providing the receiving party with copies of its Confidential Information hereunder, in reliance upon the receiving party's foregoing promise of confidentiality. Neither party shall use, disclose, make or have made any copies of the disclosing party's Confidential Information in whole or in part, except as provided herein, without the prior express written authorization of the disclosing party.

         10.2 Exceptions. Any provisions herein concerning non-disclosure and non-use of Confidential Information of the disclosing party shall not apply to any such information which (a) is already known to the receiving party when received; (b) is or becomes publicly known through publication or otherwise and through no wrongful act of the receiving party; (c) is received from a third party without similar restriction and without breach of this Agreement; (d) is approved for release or use by written authorization of the disclosing party; or
                  (e) is required to be disclosed by law or order of a regulatory or judicial authority, provided the disclosing party is given a reasonable opportunity to seek a protective order or similar judicial constraint.

         10.3 Secure Handling. Customer shall require that the Software and the Documentation be kept on Customer Premises and be maintained in a manner so as to reasonably preclude unauthorized persons from having access thereto.

         10.4 Proprietary Legends. Customer shall not remove any copyright notice or other proprietary or restrictive notice or legend contained or included in any material provided by GEI, and Customer shall reproduce and copy all such information on all copies made hereunder.

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         10.5     Obligations of Parties Having Access. Customer shall limit use of and access to the Confidential Information to such Customer Personnel as are directly involved in the operation or maintenance of Customer Existing Equipment, Software or Equipment.

11.      TERM AND TERMINATION.

         11.1 Term. This Agreement shall commence on the Effective Date and continue until December 31, 2001, unless sooner terminated pursuant to Section 12 ("TERM"). However, all the terms and conditions of this Agreement shall also apply to all purchase orders as identified in 14.2 below . Unless either party gives the other party thirty (30) days written notice prior to expiration of the then current Term, this Agreement shall renew automatically for one (1) year periods ("Renewal Term") at a maximum of two (2) consecutive automatic Renewal Terms. If applicable, at the end of the second automatic Renewal Term, this Agreement shall terminate, unless the parties mutually agree in writing to extend the Agreement.

         11.2 Term of the Licenses. The Licenses are effective upon delivery and shall continue until the first to occur of the following:
                  (a) Customer attempts to assign, transfer or sublicense the Software or the Documentation without GEI's prior written consent; (b) Customer or a third party acting at Customer's direction moves the Equipment or Customer Existing Equipment or Software from Customer's Premises, unless GEI is notified;
                  (c) Customer sells the related Equipment without GEI's prior written consent; or (d) Customer ceases to use the Software with the Equipment or Customer's Existing Equipment. Upon termination of the Licenses and at GEI's request, Customer shall promptly return or destroy all Confidential Information. If such is destroyed, Customer shall certify within ten (10) days to GEI in writing that all Confidential Information has been destroyed.

12.      TERMINATION.

         12.1     This Agreement shall be terminated:

                  (a)      with the consent of both parties hereto;

                  (b) by GEI if Customer fails (i) to pay any amount due under this Agreement in accordance with this Agreement or (ii) to comply with any obligations under the Software License, if Customer does not cure the failure (if the failure can be cured) within five
                           (5) days after written notice from GEI, or under the Warranty, if Customer does not cure the failure (if the failure can be cured) within thirty (30) days after written notice from GEI or (iii) to comply with any obligation set forth in the Agreement, other than those specified in Subsection 12.1(b)(I) or (ii), and Customer does not cure the failure within thirty (30) days after written notice from GEI;

                  (c) by Customer if GEI fails to comply with any material obligation set forth in the Agreement, and GEI fails to cure the failure within thirty (30) days after written notice from Customer; or

                  (d) by either party, immediately, and without any notice to the other party, if (i) a party makes an assignment for the benefit of its creditors or admits its insolvency or fails to pay its debts generally as they become due, (ii) a proceeding is commenced by or against such party for relief under any bankruptcy, insolvency or other similar law, unless the proceeding is commenced involuntarily against such party and is dismissed within sixty (60) days after the commencement, (iii) a receiver or trustee is appointed for such party or any substantial part of its assets and is not discharged within sixty (60) days after the appointment; (iv) a proceeding is instituted for the dissolution or the full or partial liquidation of such party and is not dismissed or discharged within sixty (60) days after

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                           the commencement; or (v) such party discontinues its
                           business,; or (vi) GEI discontinues its business as a paging infrastructure manufacturer and seller.

         12.2 Obligations on Termination. Upon any termination of this Agreement, all copies of the Software and Documentation supplied by GEI and all works in progress shall immediately be delivered to GEI. All amounts payable by Customer shall be immediately payable in full, unless otherwise agreed upon by GEI and Customer. Termination of this Agreement shall not affect the rights or liabilities for any amounts then currently due under this Agreement for products and services actually provided.

13. NOTICE. All notices, consents and requests under this Agreement shall be in writing and shall be deemed to have been delivered and received
         (i) on the date of personal delivery, (ii) three business days after being mailed if by first class mail, (iii) on the next or second business day after proper delivery to a commercial courier service that guarantees delivery on the next or second business day (unless the return receipt or the courier's records evidence a later delivery), or
         (iv) on the date of receipt (if it is a business day, otherwise on the next business day) by facsimile, in each case addressed as follows:

         TO GEI:                                           with a copy to:

         Glenayre Electronics, Inc.                        Glenayre Electronics, Inc.
         11360 Lakefield Drive                             5935 Carnegie Boulevard
         Duluth, Georgia  30155                            Charlotte, North Carolina 28209
         Attention: Senior Vice President                  Attention: Legal Department
         Facsimile: ******                                 Facsimile: ******

         For Payment Disputes
         Glenayre Electronics, Inc.
         5935 Carnegie Boulevard
         Charlotte, North Carolina 28209
         Attention: Credit Department
         Facsimile: ******


         TO Customer:                                      with a copy to:

         WebLink Wireless, Inc.                            WebLink Wireless, Inc.
         3333 Lee Parkway                                  3333 Lee Parkway
         Dallas, TX 75219                                  Dallas, TX 75219
         Attention: Legal Department, 9th Floor            Attention: Network Services, 12th Floor
         Facsimile: ******                                 Facsimile: ******

14.      MISCELLANEOUS.

         14.1 Representations. Each party hereto represents and warrants that this Agreement is valid and legally binding upon it and enforceable in accordance with its terms. By submitting a purchase order to GEI, Customer represents and warrants that it (a) has the financial capability to pay the price and all related charges for all items ordered and (b) shall maintain that financial capability until that amount is fully paid. For this purpose, "financial capability" means sufficient assets, after deducting liabilities, to pay that amount without becoming insolvent (as defined under any applicable law).

         14.2 Termination of Existing VPA. The Parties hereby expressly terminate the Volume Purchase Agreement between the Parties with an effective date of December 31, 1997. All purchase orders received by GEI on or after June 1, 2000, shall be deemed to be controlled by the terms and conditions herein this Agreement.

****** ASTERISK REPRESENTS CONFIDENTIAL INFORMATION THAT HAS BEEN REDACTED


         14.3 Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from causes beyond the control of such party, including without limitation, any act of God, fire, casualty, delay or disruption in transportation, flood, earthquake, war, strike, lockout, epidemic, destruction or shut-down of production facilities, shortage or curtailment, riot, insurrection, governmental acts or directives, or financial requirements or manufacturing limitations imposed by third-party manufacturers, suppliers, or vendors.

         14.4 Dispute Settlement. Except as otherwise provided in Section 14.3, if there is a dispute arising out of or related to this Agreement, the parties shall (a) agree to negotiate in good faith to settle the dispute in an amicable manner and (b) if the parties are unable to agree within sixty (60) days of dispute settlement discussions, the disputes arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association in Atlanta, Georgia. The language of arbitration shall be in English. The number of arbitrators shall be one. Notwithstanding the preceding, nothing herein in Section 14.3 shall restrict the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, and for the right of GEI to bring suit in federal court regarding violation of its copyright or other proprietary rights.

         14.5 Permits and Authorizations. Each party is solely responsible for obtaining any government licenses and authorizations required to operate its business and for complying with the rules and regulations of the government and regulatory agencies. Neither GEI nor any of its employees or agents are an agent for, nor a representative of Customer in matters pertaining to the rules and regulations of any such governmental agency.

         14.6 Export Provisions. Customer shall comply with all export laws of the United States and Canada and agrees to not, whether directly or indirectly (including facilitating a third party), export or re-export any Equipment, Software, Documentation or other GEI Confidential Information to any country in violation of the laws of the United States or Canada. Customer agrees to indemnify GEI against any liability incurred by GEI due to Customer's violation of this Section 14.6.

         14.7 Publicity. Each party shall obtain the other party's prior written consent before issuing any press release or otherwise making any public announcement concerning this Agreement.

         14.8 Assignment. This Agreement shall not be assigned by either party without the other party's advance written consent. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

         14.9 Survival. After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition to those provisions which specifically provide for survival beyond expiration or termination, all provisions contained in this
                  Article 14 and all provisions, if any, regarding ownership, indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive indefinitely or until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

         14.10 No Amendments. No amendment to this Agreement shall be effective unless it is in a writing signed by a duly authorized representative of each party. The term "Agreement", as used herein, includes any future written amendments, modifications, or supplements made in accordance herewith.

         14.11 No Nuclear, Aircraft or Life-Support Applications. None of the items supplied by GEI are designed or intended for use as a component in the maintenance or operation of a nuclear facility, aircraft or air traffic system or a life-support or medical-monitoring system. If the Customer uses

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                  any of the GEI-supplied items in such an application, the
                  Customer agrees to indemnify and hold GEI harmless against any claim arising out of that application.

         14.12 Waiver. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

         14.13 Severability. If any provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or person, the balance shall remain in effect and the provision in question shall remain in effect as to all other persons or situations, as the case may be.

         14.14 Governing Law. This Agreement shall be deemed to have been made in the State of Georgia and shall be governed by and construed in accordance with the laws of the State of Georgia exclusive of its rules governing choice of law and conflict of laws.

         14.15 Entire Agreement. The Agreement and all schedules and exhibits hereto and Amendment #1 (which is attached hereto for reference as Exhibit H) constitutes the entire agreement between the parties hereto concerning the subject matter of the Agreement and supersedes and replaces all prior and contemporaneous agreements and representations between such parties concerning such subject matter. No person is authorized for either party to make any agreement or representation not expressly contained in the Agreement. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in a writing signed by each party hereto. The section headings contained in the Agreement are for convenience of reference and shall not in any way affect the meaning or interpretation of the Agreement. This Agreement shall not create any rights in, or be enforceable by, persons other than the parties hereto, their successors and permitted assigns. If there is a conflict between the General Terms and Conditions and the terms and conditions of any Exhibit, the General Terms and Conditions shall control, except that terms applicable to Third Party Software shall control with respect to such Third Party Software (including, without limitation, Section 10 of the Software License). However, to the extent possible, the General Terms and Conditions and the Exhibits shall be construed as complementary to each other. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.


GLENAYRE ELECTRONICS, INC.:            WEBLINK WIRELESS, INC.:


By:                                    By:
   --------------------------             --------------------------

Name:                                  Name:
     ------------------------               ------------------------

Title:                                 Title:
      -----------------------                -----------------------

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                                    EXHIBIT A

                                   DEFINITIONS


1. DEFINITIONS. In addition to terms elsewhere defined in this Agreement, the following terms shall have the following meanings:

         1.1. "Advanced Background Scanning" means support for make-before-break sub-zone hand-off, registration flow control in puddle sub-zones, robust pager state management in multiple sub-zones, and fault-tolerant retry algorithm utilizing the inherent redundancy in RF coverage.

         1.2. "Ancillary Equipment" means any equipment ancillary or peripheral to the Equipment, including antennae system products, system consoles, remote system consoles, printers, video screens and modems, that are either (i) not manufactured by GEI or (ii) manufactured by GEI but listed in the Price Book as a non-discountable item.

         1.3. "Basic Background Scanning" ability to specify the location of SCI frame pairs, the local scan list, signal strength measurement parameters, and zone and sub-zone priorities as defined in ReFLEX 2.7.

         1.4. "Capacity Enhancement Channels (ReFLEX 25 2.7)" means a set of features that can be enabled on a zone-by-zone basis to enhance the capacity in large zones without a massive build-out of transmitters and receivers, and without degradation in the subscriber's experience. These features include reverse channel hot spots, basic background scanning, and advanced background scanning for ReFLEX25 version 2.7.

         1.5. "Confidential Information" means the confidential and valuable information of the respective parties which the parties desire to protect against disclosure or competitive use and which is in written or tangible form and designated either orally or in writing as proprietary or confidential or is disclosed visually or orally and is designated either orally or in writing as being proprietary or confidential. GEI's Confidential Information includes, without limitation, the Software and Documentation.

         1.6. "Data Unit Coasting" means the ability to schedule inbound data units on the reverse channel during those frames when the transmitters in the sub-zone are not transmitting ReFLEX frames. Pagers that are scheduled to send such data units are expected to have internal clocks that can "coast" through a period with no forward channel activity while still maintaining synchronization with the network.

         1.7. "Defect" means any material error, problem, or defect in the Equipment or Software which renders the Licensed Programs inoperable or causes the Equipment or Software to fail to perform substantially in accordance with the Specifications.

         1.8. "Documentation" means the Specifications, drawings, user manuals and other documents pertaining to the Software or Equipment.

         1.9. "Enterprise-wide license" is a pricing structure for only Capacity Enhancing Channels and Landing Strip Channels in which the respective software license is purchased whereby instead of paying for each individual channel license, the Customer pays one fee which covers the purchase of as many channels as is needed for Customer's paging services.

         1.10. "Equipment" means OEM Hardware, GEI-Manufactured Hardware and other hardware components supplied by GEI to Customer pursuant to this Agreement.

****** ASTERISK REPRESENTS CONFIDENTIAL INFORMATION THAT HAS BEEN REDACTED


         1.11. "Expansion Parts" means assemblies (including trunk cards), new software or spare cards for upgrading the features, or increasing the capacity, of Terminal Equipment.

         1.12. "Forecast" means a good faith, non-binding forecast by Customer of the Products to be purchased by it from GEI within 6 months after any specified date or, if less, during the remainder of the Term.

         1.13. "Forward Channel" means a database entry in the GL3100 that represents a control or data channel within a ReFLEX sub-zone. Each forward channel carries up to 6400 bits/second of data from the network to paging devices.

         1.14. "GEI-Manufactured Hardware" means GEI-manufactured hardware and devices (from new parts, or new and used parts, and in some cases previously installed hardware and devices, each of which is warranted by GEI as if new) (but excluding Software), if any, supplied hereunder by GEI to Customer.

         1.15. "Landing Strip Channel" means a database entry in the GL3100 that specifies the timing, content, and network address of landing-strip re-director frames for a sub-zone. These frames have the effect of re-directing pagers to their designated control channels. A different landing-strip channel must be configured for each sub-zone.

         1.16. "Latency Enhancement Features" means a set of features that can be enabled on a sub-zone-by-sub-zone basis to enhance message latency. These features include time-of-day sub-zone configuration, optimized forward channel work-ahead, reduced inbound paging protocol delay, data in partially filled control frames, pager class support for latency reduction, auto collapse support as defined in ReFLEX 2.7, and priority differentiation.

         1.17. "Licensed Programs" means the object code (i.e., machine-readable) form of the Software programs developed and owned by GEI for use in its paging systems, but excludes Third Party Software.

         1.18. "Narrowband Personal Communication Services ("NPCS") Equipment" means R9000 Series Receivers, NPCS Preselector Filters and RF Input Distribution Amplifiers.

         1.19. "Net Price" means, for any Equipment or Software license, its price listed in the then-current Price Book less any discount given and excluding any sales and use taxes, goods and services taxes, duties, V.A.T. taxes, transportation and insurance costs and all other similar charges.

         1.20. "OEM Hardware" means the third party manufactured hardware and devices (from new parts, or new and used parts, and in some cases previously installed hardware and devices, each of which is warranted by the manufacturer as if new) (but excluding Software), if any, supplied hereunder by GEI to Customer.

         1.21. "Price Book" means the then current (as of the date of the purchase order) GEI-published document that contains GEI's standard prices in effect for the country for which the Software or Equipment is to be supplied.

         1.22. "Reverse Channel" means a database entry in the GL3100 that represents a reverse channel within a ReFLEX sub-zone or a reverse channel within a reverse channel hot spot. A reverse channel may be configured for ALOHA messaging, scheduled inbound data, or both.

         1.23. "Reverse Channel Hot Spot" means a group of sites in a ReFLEX sub-zone where the carrier installs one or more receivers operating on reverse channel frequencies that are not available everywhere in the sub-zone. The carrier must ensure that pagers in one reverse channel hot spot do not interfere with those in another reverse channel hot spot; this can be done by either separating

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                  hot spots by a RF barrier, or by choosing different reverse channel frequencies in different hot spots.

         1.24. "RF Equipment" means any transmitter and accessory products, control equipment and radio link equipment, manufactured or supplied by GEI to its customers generally from time to time, but shall not include NPCS equipment.

         1.25. "Services" means any services, other than services under a Maintenance Agreement (Glenayre Care-Product Service Agreement) between the parties, by GEI for Customer as agreed by the parties in writing.

         1.26. "Software" means the object code form of the software contained in the Equipment and the object code form of software otherwise supplied by GEI to Customer and shall include Licensed Programs and Third Party Software.

         1.27. "Software Feature Keys" means the codes which when entered enable specific chargeable software features.

         1.28. "Special Offers" means "Introductory Specials," "Show Specials," "Trade-In Offers" and other similar special offers.

         1.29. "Specifications": The functional specifications relating to the design and performance of the applicable Software or Equipment.

         1.30. "Terminal Equipment" means Expansion Parts and paging terminal equipment, distributed network configuration server ("DNCS"), GL3200 gateway, GL3100 RF Director equipment manufactured or supplied by GEI to its customers from time to time.

         1.31. "Term" shall have the meaning set forth in Section 11.1 of the General Terms and Conditions of this Agreement.

         1.32. "Third Party Software" means any Software other than Licensed Programs and shall include, without limitation, Software contained in OEM Hardware, Oracle software and Sun software.

         1.33. "Time of Day Subzone Configuration" means the ability for the GL3100 to change key sub-zone parameters such as battery cycle according to an operator-defined schedule. The time-of-day sub-zone configuration schedule is typically used to vary the battery cycle several times a day to improve latency during busy hours while maintaining acceptable battery life.

2. Terms defined in Incoterms (1990) and used in this Agreement shall apply to the Agreement. "Including" means including without limitation. All references in the Agreement to "dollars" and "$" mean United States dollars. All payments under the Agreement shall be in United States dollars.

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                                    EXHIBIT B

      SOFTWARE PRICING FOR CAPACITY ENHANCEMENT ON WEBLINK'S REFLEX NETWORK



         ******

         Assumptions:

o At least two capacity enhancement feature licenses are needed to activate capacity enhancement features in a sub-zone, one for the forward channel and the other for the reverse channel. Additional licenses are needed if there is more than one forward channel or more than one reverse channel in the sub-zone.

o If there are multiple sub-zones in a zone, capacity enhancement features must be enabled in all or none of the sub-zones.

o It is understood that capacity enhancement features are not necessary in order to operate a fully functioning landing-strip system. Conversely, it is also understood that landing strip is not necessary to operate the capacity enhancement features. The enterprise license shall include the features identified in the Definitions section above.

o Pricing for the interference-based reverse channel reuse feature will be provided in a subsequent proposal.



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                                    EXHIBIT C

                                    TRAINING

                   TRAINING CLASS INFORMATION CAN BE FOUND AT:

                     HTTP://WWW.GLENAYRE.COM/CORPORATE/GTTI/



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                                    EXHIBIT D

                              PAYMENT INSTRUCTIONS

         PAYMENT INSTRUCTIONS PROVIDED TO CUSTOMER IF DEEMED REQUIRED BY
                            GEI UNDER THIS AGREEMENT



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                                    EXHIBIT E


                                SOFTWARE LICENSE

RECITALS

1.1 To enable the Customer to operate equipment sold by GEI to the Customer, GEI wishes to grant to the Customer and the Customer wishes to acquire from GEI a non-exclusive right to use computer software in object code form only, to practice inventions protected by issued patents or pending applications, and to use materials, subject to the provisions of this License Agreement. The Software Licenses, the User Material Licenses and the Patent Licenses granted by GEI under this License Agreement are referred to collectively as the "Licenses".

LICENSE FEES

2.1 The purchase price of the Equipment includes the fees for the Licenses (the "License Fees").

SOFTWARE LICENSES

3.1 GEI grants to the Customer a non-exclusive license or sublicense to use, in object code form only, the Software (the "Software Licenses"). The "Software" collectively means the software owned by GEI and itemized in GEI's Quotation/Sales Order Acknowledgment or contained in the equipment listed in GEI's Quotation/Sales Order Acknowledgment (the "Equipment") and any third party owned software contained in the Equipment. The Software Licenses are effective upon installation of the Software and the Equipment and are specifically limited to the Customer's use of the Software in the Equipment in the country designated by the Customer prior to delivery. The software Licenses do not include any rights with respect to the source code form of the Software.

USER MATERIAL LICENSES

4.1 GEI may provide the Customer with materials, including drawings, diagrams, specifications, documentation, training manuals and user manuals, for the use and servicing of the Equipment and the Software (the "User Materials"). GEI licenses or sublicenses the Customer the non-exclusive right to use the GEI owned User Materials and any third party owned User Materials in conjunction with the use and servicing of Equipment and Software (the "User Material Licenses"). GEI and the third parties reserve all rights in their respective User Materials.

NO TRANSFER OF SOFTWARE OR USER MATERIALS

5.1 The Customer shall not assign, transfer or sublicense the Software or the User Materials, whether separately or as part of a sale of the Equipment, without the prior written consent of GEI, which will not be unreasonably withheld.

ACKNOWLEDGMENT OF PATENT RIGHTS

6.1 The Customer acknowledges that various components of the Equipment and Software are the subject of one or more GEI patents or pending patent applications, or third party patents or pending patent applications under which GEI is licensed.

LIMITED, NON-EXCLUSIVE LICENSE UNDER PATENTS

7.1 GEI grants the Customer a non-exclusive right (the "Patent License") to practice the inventions protected by GEI's patents or pending patent applications or third party patents or pending patent applications that are embodied in either the Equipment or Software.

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7.2  If any improvements to the Equipment or Software are claimed in any patents, or any patents issuing from any pending patent applications, owned by or licensed to the Customer, the Customer shall grant GEI a royalty-free, transferable license to make, use or sell, and to grant sublicenses to make, use or sell the Equipment, Software and improvements. The provisions of this Paragraph 7.2 shall survive the termination of this License Agreement.

TERMINATION OF LICENSES

8.1  The Licenses shall terminate if:

     (a) the Equipment or Software is moved by the Customer outside of the country in which the Equipment and Software were first installed;

     (b)  the Equipment is sold, except as provided in Paragraph 8.2; or

     (c)  the Software is no longer used in connection with the Equipment.


PROPRIETARY INFORMATION

9.1 "Proprietary Information" means any scientific, technical or business information relating to GEI's products or business that is valuable to GEI and not generally known to those outside GEI, or relating to the third party's products or business that is valuable to the third party and not generally known to those outside the third party.

9.2  The Customer acknowledges that:

     (a) the Software and all materials supplied in connection with the Software, including flow charts, object code and input data formats, contained Proprietary Information that has been developed by GEI or third parties at great expense and considerable effort of skilled professions, and is entrusted by GEI to the Customer under this License Agreement for use only as specifically set out in this License Agreement;

     (b) to carry out the terms and conditions of this License Agreement, GEI may have to disclose to the Customer certain Proprietary Information; and

     (c) GEI and the third parties claim and reserve all rights in the Software, and all materials supplied or produced in connection with the Software, as an unpublished copyrighted work.

9.3 The Customer acknowledges the Proprietary Information has substantial value and that any use or disclosure of Proprietary Information by the Customer or its personnel in a manner not authorized by this License Agreement would likely cause GEI and the third parties irreparable damage that could not be fully remedied by monetary damages. So, the customer:

     (a) shall maintain all Proprietary Information in strict confidence and shall neither use, copy or disclose, nor permit any Customer personnel to use, copy or disclose, the Proprietary Information for any purpose not specifically authorized under this License Agreement;

     (b) shall ensure that the Software and all copies of it and User Materials, when not in use, are kept in a secure place, subject to restricted access only by those persons authorized to use and maintain the Equipment and Software;

     (c) shall not decode, reverse engineer, reprint, transcribe or reproduce, in whole or in part, the Software and User Materials without the prior written consent of GEI;

     (d) shall not in any way modify or enhance the Software without the prior written consent of GEI;

     (e)  shall not assign, timeshare or rent the Software; and

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     (f)  grants to GEI the right to seek injunctive or other equitable relief from a court of competent jurisdiction to prevent unauthorized or unlawful action.

9.4 The Customer may make a reasonable number of copies of the object code version of the Software for backup purposes only.

9.5 The Customer's rights under this License Agreement shall terminate upon breach of any of the provisions set out in Section 9. The provisions of Paragraph 9.3 shall survive termination of this License Agreement. The Customer shall promptly return all copies of the Proprietary Information, including the Software and all User Materials provided for the Software, if:

     (a)  this License Agreement is terminated for any reason; or

     (b) the Customer ceases control, possession or use of the Equipment, the Software or the User Materials.

9.6 To assist GEI in the protection of the proprietary rights of GEI and the third parties, and upon thirty (30) days written notice to Customer, the Customer shall permit representatives of GEI to enter the Customer's premises and inspect the Equipment and Software at any reasonable time.

REVISED VERSIONS OF THE SOFTWARE

10.1 The Customer agrees that if GEI provides revised versions of the Software to use in the Equipment, the revised versions shall be covered by the provisions of this License Agreement.

CERTAIN THIRD PARTY LICENSED PROGRAMS AND TERMS.

11.1 The Customer acknowledges that the items supplied by GEI may be or contain Software owned by third parties ("Third Party Software"). The Customer's continuing right to use Third Party Software and associated documentation is conditioned upon the Customer's agreement to abide by: (a) shrink wrapped or other agreements between the Third Party Software vendor and the Customer; (b) specifically indicated terms and conditions in this Agreement; and (c) terms and conditions that may from time to time be supplied by the Third Party Software vendors or GEI; provided, however, except as necessary to comply with applicable law, no subsequent change in the terms and conditions applicable to Third Party Software shall affect the Customer's license to use the Third Party Software previously supplied to the Customer by GEI if the Third Party Software is not thereafter updated or otherwise modified (including any new version or release level).



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                                    EXHIBIT F

                             NORTH AMERICAN WARRANTY

GENERAL TERMS

1.1 Subject to the provisions of this Warranty, GEI warrants that the equipment and software described in Paragraph 1.2 shall conform to their specifications in all material respects and that the equipment shall be free from material defects in materials and workmanship.

1.2 This Warranty applies to all original purchases of GEI supplied equipment, including disk drives and CPU's, and software (collectively the "Equipment").

1.3 This Warranty does not apply to consumable items or to the following items which are covered by the Original Equipment Manufacturer's warranty, including, but not limited to :

     (a) peripheral equipment, such as printers, modems, fax servers, personal computers, data loggers and video display terminals;

     (b)  OEM satellite items, such as antennas, mounts or LNB's uplinks.; and

     (c) equipment or software which is not commercially available, including, without limitation, any Beta software.

1.4 The effective period of this Warranty shall start on the later of the date of shipment of the Equipment or the date of installation by a GEI, or GEI approved, technician and shall end, for all RF Equipment, two (2) years later, for all feature enhancements, component parts and system expansions, ninety (90) days later, and, for all other Equipment, one (1) year later (in each case the "Warranty Period").

1.5 The Customer acknowledges that GEI does not represent or warrant that the services provided by GEI under this Warranty will ensure uninterrupted or error-free operation of the Equipment, nor that all program defects in the software will be corrected.

RETURN OF EQUIPMENT UNDER WARRANTY

2.1 If an item of Equipment malfunctions or fails in normal use within the applicable Warranty Period:

     (a) the Customer shall promptly notify GEI of the problem and the serial number of the defective item;

     (b) GEI shall, at its option, either resolve the problem over the telephone, or provide the Customer with a Return Authorization ("RA") Number and the address of a GEI Service Center to which the Customer may ship the defective item;

     (c) if the problem is not resolved over the telephone, the Customer shall attach a label showing the RA Number to each returned item, and shall include a description of the fault. The Customer shall include a description of the fault. The Customer shall, at its cost, properly pack the item to be returned, prepay the insurance and shipping charges, and ship the item to the specified GEI Service Center;

     (d) GEI shall either repair or replace the returned item. The replacement item may be new or refurbished. If refurbished, it shall be equivalent in operation to new Equipment. If a returned item is replaced by GEI, the Customer agrees that the returned item shall become the property of GEI;

     (e) GEI shall complete the repair or exchange of GEI manufactured equipment returned under this Warranty within ten (10) business days, and of OEM equipment within twenty (20) business days, of receipt of the Equipment; and



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     (f)  GEI shall, at its cost, ship the repaired item or replacement to the
          Customer. If the Customer has requested express shipping, the Customer shall pay GEI an expediting fee.

2.2 Equipment which is repaired or replaced by GEI under this Warranty shall be covered under all of the provisions of this Warranty for the remainder of the applicable Warranty Period or ninety(90) days from the date of repair or replacement, whichever is longer.

ADVANCE REPLACEMENTS

3.1 If the Customer has maintained a satisfactory credit standing with GEI, GEI may supply to the Customer the advance replacement parts requested by the Customer during the Warranty Period.

3.2 Subject to Paragraph 3.1, if stock is available at a GEI service stock location, GEI shall ship the advance replacement parts within 24 hours of the Customer's request. If stock is not available, GEI will make every reasonable effort to locate and provide the advance replacement parts to the Customer within ten (10) business days.

3.3 The Customer shall return the defective item to GEI within thirty (30) days from the date of shipment of the advance replacement parts; failing which, GEI shall invoice the Customer for the full current list price of the advance replacement part, and the Customer shall pay the invoice within thirty (30) days.

TELEPHONE TECHNICAL ASSISTANCE

4.1 During the applicable Warranty Period, GEI shall provide the Customer with over-the-telephone technical fault analysis during business hours, and emergency support after business hours.

UPGRADES

5.1 During the applicable Warranty Period, GEI shall, at no charge, provide the Customer with non-feature software updates and, if the Equipment is sent to GEI for Warranty repair, those revision level updates deemed necessary by GEI.

5.2 Non-feature software updates and revision level updates do not generally include additional equipment, such as hardware memory, which enable the upgrades to function in the existing equipment of the Customer. The Customer may purchase this additional equipment from GEI.

DEFAULT AND TERMINATION

6.1 GEI may immediately terminate this Warranty and all of its performance under this Warranty, upon notification to the Customer, if the Customer:

     (a)  makes any unauthorized modifications to the Equipment;

     (b) assigns or transfers the Customer's rights or obligations under this Warranty without the prior written consent of GEI;

     (c)  becomes bankrupt or insolvent, or is put into receivership; or

     (d) has not paid GEI all amounts for services, advance replacement parts supplied under this Warranty, or other additional charges within thirty (30) days of receipt of written notice from GEI, unless other arrangements have been agreed upon between GEI and Customer.

6.2 If this Warranty is terminated by GEI, the Customer shall remain liable for all amounts due to GEI.



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FORCE MAJEURE

7.1 "Force Majeure" has the same meaning as defined in the then-current written agreement signed by the parties.

7.2 GEI shall not be responsible for failure to discharge its obligations under this Warranty due to Force Majeure.

LIMITATIONS AND QUALIFICATIONS OF WARRANTY

8.1  This Warranty does not apply to any damage, defect or failure caused by:

     (a) any part of the Equipment having been installed, modified, adapted, repaired, maintained, transported or relocated by any person other than GEI personnel, a GEI authorized service agent, or GEI approved technician without GEI's prior written consent;

     (b) storage or environmental characteristics which do not conform to the applicable sections of the appropriate GEI Equipment Manual;

     (c) failure to conform with the Equipment Operating Instructions in the applicable GEI Equipment Manual;

     (d) external causes, including external electrical stress or lightning, or use in conjunction with incompatible equipment, unless such use was with GEI's prior written consent;

     (e)  cosmetic damage;

     (f) accidental damage, negligence, neglect, mishandling, abuse or misuse, other than by GEI personnel, a GEI authorized service agent or GEI approved technician; or

     (g)  Force Majeure.



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                                    EXHIBIT G

                              SOFTWARE COMMITMENTS

GEI agrees to the following Software delivery schedule:

     ******

     GEI will make reasonable efforts to assist Customer technical staff in testing the Beta software releases. under field conditions, to dedicate resources available to resolving any technical issues, and to strive for an earlier commercial release date.

     Customer will make reasonable efforts to assist GEI technical staff in testing the Beta software under field conditions, including dedicating the Dallas test bed as needed in testing the software and testing the beta software with commercial traffic in the Dallas zone for a period of three
     (3) weeks, provide timely feedback to GEI, comply with GEI requirements for the Beta testing and cooperate in good faith with GEI in conducting Beta testing. If Customer fails to provide this support, GEI shall not be responsible for the commercial release commitments stated herein.

--------------------------------------------------------------------------------

ADDITIONAL UPGRADES:

GEI has agreed to make the following upgrades to existing Customer systems:


******



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                                    EXHIBIT H
                             AMENDMENT #1 TO THE VPA





                      SEE ATTACHED PAYMENT LETTER AGREEMENT



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September 29, 2000


Mr. Bert Klein
Chief Financial Officer
Glenayre Electronics, Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209

Dear Mr. Klein:

Any purchase of Equipment, Software or Services (as defined in the Volume Purchase Agreement, dated September 29, 2000 ("VPA")) between WebLink Wireless, Inc. ("WebLink Wireless") and Glenayre Electronics, Inc. ("GEI") that is not financed through the Promissory Note and Security Agreement dated March 21, 1997 as modified and amended March 12, 1998 and March 26, 1999 and as subsequently modified or amended from time to time ("Promissory Note"), will be paid for as follows:

         - GEI will establish a shipment date which shall be the date communicated to Weblink Wireless by GEI's Credit Department ("Shipment Date") and which shall occur on a regular business day Monday through Friday, excluding banking holidays (unless otherwise agreed by Weblink Wireless).

         -    ******

         -    ******

         -    ******

         -    ******

         -    ******

         - Notwithstanding anything to the contrary in the VPA, GEI shall bear no responsibility for shipment delays due to Weblink Wireless' failure to comply timely with its obligations set forth in this letter agreement.

This understanding, which replaces the last sentence of Section 4.4(a) of the VPA and modifies Section 4.5, may be changed at any time by the authorized officers signing a mutually agreed-upon written agreement by WebLink Wireless and GEI. The terms of this letter do not amend the terms of the VPA except as explicitly stated herein. All the other terms of the VPA remain in full force and effect. GEI agrees that WebLink Wireless' failure to meet the terms set forth herein will not by itself constitute a default under that portion of
Section 8.1(f) of the Promissory Note that pertains to Weblink Wireless' default of any agreement between Weblink Wireless and GEI. For avoidance of doubt, the parties agree that the preceding sentence should not be construed, and shall not in any way modify, the rights and remedies available to GEI associated with Weblink Wireless' default in its performance of its obligations with any other lender as set forth in Section 8.1 (f) (e.g., if Weblink Wireless' failure to comply with its obligations hereunder causes Weblink Wireless to be in default with its agreement with such other lender, then such would constitute an Event of Default under the Promissory Note). Furthermore, except as explicitly provided and then only to the extent provided herein, nothing herein shall restrict or otherwise limit GEI's right to pursue any and all remedies available at law or equity to enforce its rights under this letter agreement, the Promissory Note and/or the VPA.



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If you agree to the above, please countersign below.

Sincerely yours,



John R. Hauge
Chief Financial Officer


Acknowledged and Agreed to by:


Name:
     ------------------------
Title:
      -----------------------
Date:
     ------------------------